Exhibit 99.2

KCG ANNOUNCES CONSOLIDATED EARNINGS OF $2.47

PER DILUTED SHARE FOR THE FOURTH QUARTER OF 2016

During the quarter, KCG repurchased 19.0 million shares and 8.1 million warrants for $281.7 million, primarily as a result of a share exchange with General Atlantic

KCG’s book value rose to $20.20 per share,

tangible book value increased to $18.71 per share

NEW YORK, New York – January 19, 2017 – KCG Holdings, Inc. (NYSE: KCG) today reported consolidated earnings of $196.2 million, or $2.47 per diluted share, for the fourth quarter of 2016. Included in the fourth quarter pre-tax earnings of $309.9 million is a pre-tax gain of $331.0 million from the sales of substantially all shares of Bats Global Markets, Inc. (“Bats”) owned by KCG.

Select Financial Results

	($ in thousands, except EPS)
	4Q16	3Q16	4Q15
Total Revenues	580,542	208,532	264,036
Trading revenues, net	143,355	113,829	145,959
Commissions and fees	102,516	87,842	94,315
Net Revenues(1)	147,461	111,999	157,686
Pre-tax earnings (loss)	309,872	(27,974)	(4,471)
EPS	2.47	(0.13)	(0.03)

(1)	See Exhibit 4 for a reconciliation of Total revenues to Net revenues. Net revenues is a non-GAAP measure the company uses to measure its performance as well as make certain strategic decisions.

Fourth Quarter Highlights

•	KCG recorded a pre-tax gain of $331.0 million from the sales of shares in Bats

•	KCG Market Making increased market share of retail SEC Rule 605 U.S. equity share volume 5.0 percent year over year

•	KCG Algorithmic Trading grew average daily U.S. equity share volume from the 25 largest U.S. asset managers 49.5 percent year over year

•	KCG BondPoint set a new quarterly record for average daily fixed income par value traded with a 39.1 percent rise year over year

•	KCG reduced total shares outstanding by 22 percent during the quarter

Daniel Coleman, Chief Executive Officer of KCG, said, “During the fourth quarter, we monetized a longstanding investment in Bats through a swap of substantially all of our stake for all KCG shares and warrants owned by General Atlantic. After the transaction plus additional open market purchases, KCG’s shares outstanding declined to 67.2 million from 86.2 million from the prior quarter and the number of warrants outstanding decreased to 5.1 million from 13.2 million. Since the merger, KCG has returned a cumulative $835.7 million to equity stakeholders. Our focus on creating value for stockholders enabled KCG to increase tangible book value per share to $18.71 as of the end of 2016. From an operating perspective, revenues in the fourth quarter fell below our expectations reflecting the continuation of a difficult trading environment. However, a rise in revenues on an operating basis from the prior quarter reflects the improved market conditions starting in November.”

Full Year 2016

In 2016, KCG continued to distinguish itself as an emerging, independent, pure-play, technology-driven intermediary in liquid financial instruments. Growth in core segments of market making and agency-based trading outpaced market volumes. The firm undertook an initiative to re-engineer the trading architecture. KCG reduced the ratio of compensation to net revenues year over year to 42.2 percent. In addition, the firm returned $364.7 million to equity stakeholders through repurchases of shares and warrants during the year.

Mr. Coleman commented, “KCG’s long-term growth is aligned with profound, secular changes in technology, regulation and competition. We are concentrating on attaining scale to enable us to grow without creating significant costs. In the past year, we’ve undertaken a re-engineering of the trading architecture while managing revenues in a difficult operating environment. In 2017, we’re focused on returning our revenues to previous levels, changing our infrastructure and returning capital to shareholders when prudent.”

Market Making

The Market Making segment encompasses direct-to-client and non-client, exchange-based market making across multiple asset classes and is an active participant in all major cash, options and futures markets in the U.S., Europe and Asia. During the fourth quarter of 2016, the segment generated total revenues of $168.3 million and a pre-tax loss of $8.5 million.

In the fourth quarter of 2016, investors remained defensive at the outset and continued to reduce exposure to U.S. equities. A period of heightened trading activity around the U.S. election dissipated quickly. For the quarter, consolidated U.S. equity volume remained flat year over year while realized volatility declined and bid-ask spreads tightened. Despite continuing strong competition, KCG Market Making grew market share of retail SEC Rule 605 U.S. equity share volume by 5.0 percent to approximately 32.4 percent.

Mr. Coleman commented, “A predominantly one-way market carried over from the third quarter, which can prove difficult for quantitative trading models. The depressed market volatility, however, was a surprise given events. While the financial results for the quarter disappointed, KCG Market Making’s presence in the retail and broader U.S. equity market is as strong as ever. Additionally, revenue capture per U.S. equity dollar value traded returned to levels slightly above average in November and December.”

In the third quarter of 2016, the segment generated total revenues of $136.1 million and a pre-tax loss of $13.8 million.

In the fourth quarter of 2015, the segment generated total revenues of $168.2 million and a pre-tax loss of $5.1 million, which included charges related to asset writedowns of $14.2 million.

Select Trade Statistics: U.S. Equity Market Making

	4Q16	3Q16	4Q15
Average daily dollar volume traded ($ millions)	28,414	26,352	28,842
Average daily trades (thousands)	3,497	3,288	3,667
Average daily shares traded (millions)	6,472	3,768	4,698
NYSE and NASDAQ shares traded	1,000	949	922
OTC Bulletin Board and OTC Market shares traded	5,472	2,820	3,775
Average revenue capture per U.S. equity dollar value traded (bps)	0.83	0.67	0.77

Global Execution Services

The Global Execution Services segment comprises agency execution services and trading venues. During the fourth quarter of 2016, the segment generated total revenues of $75.5 million and pre-tax income of $4.5 million.

In the fourth quarter of 2016, an upsurge in the major market indexes failed to generate meaningful institutional trading activity. Despite the market conditions, KCG Algorithmic Trading grew U.S. equity share volume among the 25 largest U.S. asset managers by 49.5 percent year over year. KCG MatchIt increased average daily U.S. equity share volume by 30.5 percent year over year. KCG BondPoint grew market share of corporate and municipal bond transactions under 250 bonds by 1.8 percent and 3.1 percent, respectively, year over year.

Mr. Coleman commented, “At the start of the quarter, institutional investors were mainly engaged in de-risking and fence-sitting. Despite flat consolidated U.S. volume year over year, KCG Algorithmic Trading increased share volume from strategic clients. Additionally, KCG BondPoint continued to integrate with institutional order management systems by launching on Bloomberg to provide terminal users with access to the electronic fixed income trading platform.”

In the third quarter of 2016, the segment generated total revenues of $63.7 million and a pre-tax loss of $0.4 million.

In the fourth quarter of 2015, the segment generated total revenues of $70.2 million and a pre-tax loss of $1.1 million, which included a writedown of goodwill of $0.9 million.

Select Trade Statistics: Agency Execution and Trading Venues

	4Q16	3Q16	4Q15
Average daily KCG Institutional Equities U.S. equities shares traded (millions)(1)	228.7	206.4	238.4
Average daily KCG BondPoint fixed income par value traded ($ millions)	209.6	201.5	150.7

(1)	KCG Institutional Equities average daily U.S. National Market System (NMS) equity share volume represents trading on behalf of clients covering algorithmic trading and high touch sales trading in single stocks, ETFs and programs. In 2016, KCG modified the reporting of trading volumes within the Global Execution Services segment to remove internal volume generated by KCG trading desks and add volume from sales trading. Prior periods have been recast for this new presentation.

Corporate and Other

The Corporate and Other segment includes strategic investments and corporate overhead expenses. During the fourth quarter of 2016, the segment generated total revenues of $336.7 million and pre-tax income of $313.9 million. This includes a $331.0 million pre-tax gain from the sales of substantially all shares owned of Bats.

In the third quarter of 2016, the segment generated total revenues of $8.7 million and a pre-tax loss of $13.8 million.

In the fourth quarter of 2015, the segment generated total revenues of $25.6 million and pre-tax income of $1.8 million which included gains on sales and writedowns of investments of $19.8 million and $3.2 million, respectively and a $1.0 million writedown of an intangible asset.

Share Exchange

On November 17, 2016, KCG announced that it entered into a strategic transaction with General Atlantic. Under the terms of the transaction, KCG sold 8.9 million shares it owned of Bats in exchange for all of General Atlantic’s 18.7 million shares and 8.1 million warrants of KCG.

Financial Condition

As of December 31, 2016, KCG had $632.2 million in cash and cash equivalents and total outstanding debt of $454.4 million. KCG had $1.36 billion in stockholders’ equity, equivalent to a book value of $20.20 per share and tangible book value of $18.71 per share based on total shares outstanding of 67.2 million, including restricted stock units.

In addition to the transaction with General Atlantic, during the fourth quarter of 2016, KCG repurchased 0.3 million shares for approximately $3.7 million under the Company’s stock repurchase program.

KCG’s headcount was 952 full-time employees at December 31, 2016, compared to 981 at September 30, 2016.

Subsequent Events

Subsequent to the fourth quarter, on January 18, 2017, KCG’s Board of Directors authorized a program to repurchase up to a total of $150 million in shares of the Company’s outstanding Class A Common Stock (“Common Stock”) and warrants to purchase shares of Common Stock (“Warrants”), subject to compliance with the covenants contained in the Company’s debt indenture. This authority replaces and supersedes all previous board-granted authority. Under the program, the Company may repurchase shares or Warrants from time to time in open market transactions, accelerated stock buyback programs, tender offers, privately-negotiated transactions or by other means. Repurchases of shares may also be made under a Rule 10b5-1 plan. The timing and amount of repurchase transactions will be based on market conditions, share price, legal requirements and other factors. The program has no expiration date and may be suspended, modified or discontinued at any time without prior notice. There are no assurances that any repurchases of shares of Common Stock or Warrants may actually occur.

KCG announced today that its Board of Directors has appointed Peter Fisher, Colin Smith, Heather Tookes and Adrian Weller as Directors, effective immediately. KCG also announced that Rene M. Kern and John C. (Hans) Morris have informed the company that they will not be seeking reelection at the 2017 Annual Meeting of Stockholders. It is currently expected that 11 Directors will be nominated for election at KCG’s 2017 Annual Meeting of Stockholders, 10 of whom would be independent.

Conference Call

KCG will hold a conference call to discuss fourth quarter 2016 financial results starting at 9:00 a.m. Eastern Time today, January 19, 2017. To access the call, dial 888-812-8589 (domestic) or 913-312-0949 (international) and enter passcode 3024760. In addition, the call will be webcast at http://edge.media-server.com/m/p/pbtshm7s. Following the conclusion of the call, a replay will be available by selecting a number based on country of origin from a list posted at: https://replaynumbers.conferencinghub.com/index.aspx?confid=3402400&passcode=3402400 and entering passcode 3024760.

Additional information for investors, including a presentation of the fourth quarter financial results, can be found at http://investors.kcg.com.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with specialized client service across market making, agency execution and venues and also engages in principal trading via exchange-based market making. KCG has multiple access points to trade global equities, fixed income, options, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein and the documents incorporated by reference containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar meaning, may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the inability to manage trading strategy performance and sustain revenue and earnings growth; (ii) the receipt of additional payments from the sale of KCG Hotspot that are subject to certain contingencies; (iii) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by Congress, federal and state regulators, the SROs and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (iv) past or future changes to KCG’s organizational structure and management; (v) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vi) KCG’s ability to keep up with technological changes; (vii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, cybersecurity risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (viii) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; (ix) the effects of increased competition and KCG’s ability to maintain and expand market share; (x) the relocation of KCG’s global headquarters from Jersey City, NJ to New York, NY; and (xi) KCG’s ability to complete the sale or disposition of any or all of the assets or businesses that are classified as held for sale. The list above is not exhaustive. Because forward looking statements involve risks and uncertainties, the actual results and performance of KCG may materially differ from the results expressed or implied by such statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, KCG also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the U.S. Securities and Exchange Commission (“SEC”), including those detailed in “Risk Factors” in Part I, Item 1A of KCG’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Part II, Item 1A of KCG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, “Legal Proceedings” in Part I, Item 3, under “Certain Factors Affecting Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time. This information should be read in conjunction with KCG’s Consolidated Financial Statements and the Notes thereto contained in its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	646-682-6403
media@kcg.com	investors@kcg.com

KCG HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Exhibit 1

	For the three months ended
	December 31, 2016	September 30, 2016	December 31, 2015
	(In thousands, except per share amounts)
Revenues
Trading revenues, net	$143,355	$113,829	$145,959
Commissions and fees	102,516	87,842	94,315
Interest, net	563	677	(429)
Investment income and other, net	334,108	6,184	24,191

Total revenues	580,542	208,532	264,036

Expenses
Employee compensation and benefits	72,436	49,006	67,823
Execution and clearance fees	75,941	71,995	66,613
Communications and data processing	39,220	36,733	36,003
Depreciation and amortization	22,775	21,876	25,077
Payments for order flow	15,175	13,845	14,464
Collateralized financing interest	10,958	10,693	8,746
Occupancy and equipment rentals	9,781	9,275	7,842
Debt interest expense	9,379	9,153	10,025
Professional fees	4,330	4,139	5,774
Business development	1,252	994	1,751
Writedown of assets and other real estate related charges	—	—	16,154
Other	9,423	8,797	8,235

Total expenses	270,670	236,506	268,507

Income (loss) before income taxes	309,872	(27,974)	(4,471)
Income tax expense (benefit)	113,680	(16,760)	(1,500)

Net income (loss)	$196,192	$(11,214)	$(2,971)

Basic earnings (loss) per share	$2.51	$(0.13)	$(0.03)

Diluted earnings (loss) per share	$2.47	$(0.13)	$(0.03)

Shares used in computation of basic earnings (loss) per share	78,089	85,009	89,184

Shares used in computation of diluted earnings (loss) per share	79,358	85,009	89,184

	For the years ended
	December 31, 2016	December 31, 2015
	(In thousands, except per share amounts)
Revenues
Trading revenues, net	$668,003	$803,181
Commissions and fees	391,419	376,673
Interest, net	1,625	(2,128)
Investment income and other, net	393,365	421,384

Total revenues	1,454,412	1,599,110

Expenses
Employee compensation and benefits	295,120	405,609
Execution and clearance fees	295,312	265,186
Communications and data processing	147,986	139,263
Depreciation and amortization	88,790	90,231
Payments for order flow	54,765	61,741
Collateralized financing interest	40,423	34,678
Occupancy and equipment rentals	37,875	30,128
Debt interest expense	37,216	40,291
Professional fees	19,827	27,055
Business development	5,324	8,479
Debt extinguishment charges	—	25,006
Writedown of assets and other real estate related charges	—	56,642
Other	35,346	34,839

Total expenses	1,057,984	1,219,148

Income before income taxes	396,428	379,962
Income tax expense	140,731	130,858

Net income	$255,697	$249,104

Basic earnings per share	$3.03	$2.48

Diluted earnings per share	$2.97	$2.42

Shares used in computation of basic earnings per share	84,405	100,437

Shares used in computation of diluted earnings per share	86,160	102,922

KCG HOLDINGS, INC. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands) (Unaudited)	Exhibit 2

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$632,234	$581,313
Cash and cash equivalents segregated under federal and other regulations	3,000	3,000
Financial instruments owned, at fair value:
Equities	2,343,033	2,129,208
Debt securities	175,502	136,387
Listed options	19,100	178,360
Other financial instruments	30	445

Total financial instruments owned, at fair value	2,537,665	2,444,400
Collateralized agreements:
Securities borrowed	1,688,222	1,636,284
Receivable from brokers, dealers and clearing organizations	834,444	681,211
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	151,664	94,858
Investments	30,979	98,943
Goodwill and Intangible assets, less accumulated amortization	100,319	100,471
Deferred tax asset, net	109,861	151,225
Assets of businesses held for sale	8,194	25,999
Other assets	164,168	222,831

Total assets	$6,260,750	$6,040,535

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,821,957	$1,856,171
Debt securities	211,222	105,340
Listed options	12,961	151,893

Total financial instruments sold, not yet purchased, at fair value	2,046,140	2,113,404
Collateralized financings:
Securities loaned	372,631	463,377
Financial instruments sold under agreements to repurchase	1,127,775	954,902

Total collateralized financings	1,500,406	1,418,279
Payable to brokers, dealers and clearing organizations	518,363	273,805
Payable to customers	23,580	17,387
Accrued compensation expense	132,406	154,547
Accrued expenses and other liabilities	156,828	134,026
Income taxes payable	71,391	—
Debt	454,353	484,989

Total liabilities	4,903,467	4,596,437

Equity
Class A Common Stock	903	1,060
Additional paid-in capital	1,439,412	1,436,671
Retained earnings	192,064	192,120
Treasury stock, at cost	(277,343)	(186,103)
Accumulated other comprehensive income	2,247	350

Total equity	1,357,283	1,444,098

Total liabilities and equity	$6,260,750	$6,040,535

KCG HOLDINGS, INC. PRE-TAX EARNINGS (LOSS) BY BUSINESS SEGMENT (In thousands) (Unaudited)	Exhibit 3

	For the three months ended
	December 31, 2016	September 30, 2016	December 31, 2015
Market Making
Revenues	$168,323	$136,107	$168,227
Expenses	176,814	149,883	173,359

Pre-tax loss	(8,491)	(13,776)	(5,132)

Global Execution Services
Revenues	75,510	63,713	70,221
Expenses	71,009	64,152	71,336

Pre-tax earnings (loss)	4,501	(439)	(1,115)

Corporate and Other
Revenues	336,709	8,712	25,588
Expenses	22,847	22,471	23,813

Pre-tax earnings (loss)	313,862	(13,759)	1,775

Consolidated
Revenues	580,542	208,532	264,036
Expenses	270,670	236,506	268,507

Pre-tax earnings (loss)	$309,872	$(27,974)	$(4,471)

	For the years ended
	December 31, 2016	December 31, 2015
Market Making
Revenues	$775,173	$884,858
Expenses	681,441	760,829

Pre-tax earnings	93,732	124,029

Global Execution Services
Revenues	283,756	667,723
Expenses	271,748	298,766

Pre-tax earnings	12,008	368,957

Corporate and Other
Revenues	395,483	46,529
Expenses	104,795	159,553

Pre-tax earnings (loss)	290,688	(113,023)

Consolidated
Revenues	1,454,412	1,599,110
Expenses	1,057,984	1,219,148

Pre-tax earnings	$396,428	$379,962

KCG HOLDINGS, INC. RECONCILIATION OF TOTAL REVENUES TO NET REVENUES (In thousands) (Unaudited)	Exhibit 4

	For the three months ended
	December 31, 2016	September 30, 2016	December 31, 2015
Total revenues per Consolidated Statements of Operations	$580,542	$208,532	$264,036
Less:
Execution and clearance fees	75,941	71,995	66,613
Payments for order flow	15,175	13,845	14,464
Collaterlaized financing interest	10,958	10,693	8,746
Gain from the sale of a portion of the Company’s investment in Bats	331,007	—	—
Gain on sale of investments	—	—	19,751
Writedown of investments	—	—	(3,224)

Net revenues	$147,461	$111,999	$157,686

	For the years ended
	December 31, 2016	December 31, 2015
Total revenues per Consolidated Statements of Operations	$1,454,412	$1,599,110
Less:
Execution and clearance fees	295,312	265,186
Payments for order flow	54,765	61,741
Collaterlaized financing interest	40,423	34,678
Gain from the sale of a portion of the Company’s investment in Bats	364,404	—
Gain on sale of KCG Hotspot	—	385,026
Gain on sale of investments	—	19,751
Writedown of investments	—	(3,224)

Net revenues	$699,508	$835,952